Cordia Corporation Announces

Imperio Movilcom’s Launch

Of CordiaIP’s VoIP Services in the Dominican Republic

Orlando, Florida (December 21, 2005) - Cordia Corporation (OTCBB: CORG), a communications services provider, announced today that CordiaIP, its wholly owned subsidiary, and a provider of SIP-based VoIP solutions for service providers and end users worldwide, has been selected to provide wholesale Voice Over Internet Protocol (VoIP) services to Imperio Movilcom, a subsidiary of Michigan based Alert Communications (Alert).  This wholesale arrangement will allow Imperio Movilcom to expand its service offerings in the Dominican Republic.

Alert plans to utilize its existing base of customers and distribution channels in the Dominican Republic to enable swift and targeted penetration of the market.  The initial shipment of 1,000 VoIP telephone adapters to the Imperio Movilcom stores around the island nation is expected to take place next month.

Gautam Shivaraju, President of Alert Communications Services Inc. & Imperio Movilcom said, "We are excited about offering Cordia's VoIP to all of our existing customers in the Dominican Republic.  This service would offer a great reduction in cost to almost every family and business as compared to the calling card services that they are currently using.  We plan on utilizing our presence in all of our cellular retail facilities alongside our network of resellers to offer Cordia's VoIP services.  We are confident that the partnership established with Cordia will be prosperous for both companies while providing our customers with a service that will reduce their costs considerably."

“Working with Imperio Movilcom has been exciting. They have a business plan to engage the nearly 9 million consumers in the Dominican Republic, as well as the nearly 1 million United States inhabitants of Dominican descent”, says Dave Coughlin, Cordia's Director of Sales.  Coughlin continued, “The enormous potential of VoIP and the savings to both business and residential customers in the Dominican Republic can easily make Imperio Movilcom’s VoIP program a success story. By partnering with Cordia, innovative companies such as Imperio Movilcom are positioned to reap the benefits of VoIP in the months and years to come.”

Joel Dupré, Cordia's CEO said "We are excited about this transaction because we believe we can build on Cordia's global market reach by leveraging Imperio Movilcom sales, marketing, operations, and customer services capabilities. Imperio staff, in turn, will have access to Cordia's extensive operating platform, technical infrastructure, and product and service offerings. We are committed to the international expansion of our telecommunications services and this agreement is another step in building our position as a leading global VoIP service provider".

About Cordia Corporation

Cordia Corporation develops and provides industry specific applications, solutions and services. Cordia's primary operations are currently concentrated in the telecommunications industry through its operating subsidiary, Cordia Communications Corp. In addition to retail and wholesale telecommunications services, Cordia also provides a suite of proprietary Web-based software and outsourced services it refers to as "UNE-P in a Box" that permit competitive local and long distance telecommunications providers to rapidly introduce local and long distance services.

About Imperio Movilcom

Imperio Movilcom retails and wholesales mobile handsets throughout the Dominican Republic. The majority of the handsets sold are bundled with prepaid international calling plans targeting the United States and Puerto Rico.

Safe Harbor

This release contains forward-looking statements that involve risks and uncertainties. Cordia's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, availability of management; availability, terms, and deployment of capital; Cordia's ability to successfully market its services to current and new customers, generate customer demand for its product and services in the geographical areas in which Cordia can operate, access new markets, all in a timely manner, at reasonable cost and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary in such forward-looking statements.

Contact:

     Cordia Corp

     Kevin Griffo, 866-777-7777

     kgriffo@cordiacorp.com

     Or

     Investors:

     Alliance Advisors, LLC

     Alan Sheinwald, 914-244-0062

     asheinwald@allianceadvisors.net